NOTIFICATION  OF  THE  REMOVAL  FROM  LISTING  AND REGISTRATION OF THE STATED
SECURITIES

The American Stock Exchange LLC hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on March 16, 2009 pursuant to the provisions of Rule 12d2-2 (a). 17CFR240.12d2-2(a)(4)

The removal of China Healthcare Acquisition Corp. Warrants, expiring April 18, 2012 is being effected because the Exchange knows or is reliably informed that on March 5, 2009 all rights pertaining to the entire class of this security were extinguished.


The security was suspended by the Exchange on March 6, 2009.